Exhibit 3.26

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF

DELPHI FINANCIAL HOLDINGS, LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of DELPHI FINANCIAL HOLDINGS, LLC, a Delaware limited liability company (hereinafter, the “Company”), is entered into by DELPHI HOLDFI UK LIMITED a private company limited by shares, organized and existing under the laws of England and Wales (hereinafter, “Member”).

Pursuant to the Delaware Limited Liability Company Act (the “Act”), the Company was formed as a Delaware limited liability company effective as of August 30, 2011. This Agreement shall be effective as of 12:01 a.m. on December 30, 2011.

1. Name. The name of the limited liability company is Delphi Financial Holdings, LLC.

2. Qualification. A Certificate of Formation with respect to the Company has been filed with the Secretary of State of the State of Delaware. Member or an Officer (as defined herein) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) so as to qualify or register the Company to do business in any jurisdiction in which the Company may wish to conduct business and for which such qualification or registration is deemed necessary or advisable.

3. Purpose. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4. Principal Business Office. The principal business office of the Company shall be located at 5725 Delphi Drive, Troy, Michigan 48098, or at such other location as may hereafter be determined by the Member.

5. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

6. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

7. Management. The business of the Company shall be managed solely by or under the direction of the Board of Managers who may exercise all the powers of the Company except as otherwise provided by law or by this Agreement (the “Board”). No individual member of the Board (each a “Manager”) shall be considered a “Manager” of the Company as such term is defined under the Act or have any individual authority in respect of the management of the Company whatsoever except as expressly granted by the Board. The Board shall act by majority consent with each Manager having one (1) vote.

A. Board Size; Composition. The number of Managers which shall constitute the whole Board shall be such number as may be fixed from time to time by the Member. The initial Managers of the Company shall be Kevin P. Clark, David M. Sherbin and Keith D. Stipp. Each Manager shall hold office until a successor has been elected by the Member or otherwise designated in accordance with the Act or this Agreement or until his earlier resignation or removal.

B. Appointment of Managers; Vacancies. Each Manager may be removed at any time by the Member, with or without cause and for any reason whatsoever. Any vacancy on the Board shall be filled through an appointment of a replacement Manager by the Member.

C. Meetings; Quorum. A meeting of the Board may be held at any time or from time to time in the discretion of the Board, with or without advance notice. The attendance at a meeting of a majority of all Managers shall constitute a quorum for purposes of all business.

D. Officers. The Board may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”). The Officers of the Company may consist of a President, Vice Presidents, a Secretary, an Assistant Secretary, a Treasurer and an Assistant Treasurer. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law (the “DGCL”), the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any actions taken in accordance with such powers and duties by such Officers or their authorized representatives on behalf of and in the name of the Company shall constitute the act of, and shall serve to bind, the Company. The Board may delegate to any such person such authority to act on behalf of the Company, as the Board may from time to time deem appropriate. Any delegation pursuant to this Section 7.D may be revoked at any time by the Board. The Board may remove any person as an Officer at any time in its sole discretion. Those persons serving as Officers of the Company on the date hereof shall remain as such Officers until removed in accordance with the provisions hereof.

E. Action by Board without a Meeting. Any action permitted or required by the Act or this Agreement to be taken by the Board may be taken without a meeting if all Managers consent thereto in writing or electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board.

8. Member. Except as otherwise provided herein or required by applicable law, the Member shall not exercise any management or control over the business affairs of the Company. All actions of the Member provided for herein shall be taken by written consent without a meeting. Any such action shall be effective only if the consent is in writing, sets forth the action so taken and is signed on behalf of the Member. Initially, there shall only be one (1) Member of the Company.

9. Capital Contributions. The Member shall make an initial capital contribution to the Company in the form of a contribution of a promissory note issued by Delphi Holdings, LLC, in the amount of $200,000,000 (the “Initial Capital Contribution”). If, at any time, the Member determines that the Company has insufficient funds to carry out the purposes of the Company, the Member may make additional contributions to the capital of the Company in exchange for additional Shares (“Capital Contribution”). No Member shall be paid interest on any Capital Contribution.

10. Shares.

A. Shares. The ownership interests of the Company shall be designated as “Shares”. The total number of Shares which the Company shall have the authority to issue shall initially be set at one hundred (100). The initial price shall be $.01 per Share. The Shares shall have the powers, privileges and rights, and the qualifications, limitations or restrictions as set forth in this Agreement, including:

(i)	Voting. The Member is entitled to one (1) vote for each Share. The number of authorized Shares may be increased or decreased (but not below the number of shares then outstanding) by the Member at any time.

(ii)	Distributions. Except when distributions are prohibited by the Act, the Company may make distributions in respect of any Shares, as determined by the Board from time to time in its sole discretion in accordance with this Agreement; but subject to Section l0.A.iii below, no Member shall be entitled to receive any distribution, in cash or in kind, unless and until such distribution shall have been duly authorized by the Board hereunder. For the avoidance of doubt, prior to any such distribution, the profits or losses shall belong to the Company.

(iii)	Liquidation. In the event of a liquidation of the Company, a holder of Shares shall be entitled to the rights, preferences and amounts per Shares set forth in Section 11 hereof.

B. Payment for Shares.

(i)	Upon the execution of this Agreement, the Member shall contribute the Initial Capital Contribution to the Company as set forth on Exhibit A (the “Ledger”). The Member shall receive a certificate issued by the Company evidencing ownership of Shares in the Company (“Share Certificate”), in a form as attached Exhibit B, certifying the number of Shares owned by it in the Company.

(ii)	The Ledger shall be maintained by the Company and shall be updated by the Company to reflect any issuances, sales, assignments, transfers or other transactions that affect the Shares.

C. Withdrawal or Reduction of Capital Contributions. No Member shall receive out of the Company’s property any part of its Capital Contribution except upon a vote of the Board.

D. Liability of Member. No Member shall be liable for the debts, liabilities or obligations of the Company beyond any Capital Contribution thereof. No Member shall be required to contribute to the capital of, or to loan any funds to, the Company.

E. Transfer of Shares. The Member may sell, assign or otherwise transfer all or any portion of the Member’s Shares at any time to any Person, who shall thereupon become a Member of the Company and shall execute and become subject to this Agreement; provided, however, that this Agreement shall be amended prior to the admission of a second Member to incorporate such provisions as may be agreed to between or among the Members or otherwise required for the operation and administration of a multi-member limited liability company. Any transfer of Shares shall be reflected on the books and records of the Company (including the Ledger) and on any corresponding Share Certificate. In the event any Share Certificate must be cancelled, then such Share Certificate shall be marked cancelled by the Company, with the date of cancellation, and shall be immediately placed in a certificate book maintained by the Company for that purpose, and a new Share Certificate shall be issued by the Company to the new party who holds such Shares.

11. Capital Accounts. The Company shall maintain a capital account for each Member. The account shall record each capital contribution made by such Member, the profits and losses of the Company attributed to such Member, and any distributions made to such Member. The capital account shall reflect the percentage of ownership allocated to such Member by virtue of holding the Shares. All required capital contributions, allocations of profits and losses of the Company, and distributions made to any Member shall be computed based upon the Member’s shareholding.

12. Dissolution and Termination.

A. Dissolution.

(i)	The Company shall be dissolved upon the first of the following to occur:

(a)	Upon the election to dissolve the Company by the Member;

(b)	The entry of a decree of judicial dissolution under Section 18-802 of the Act.

Notwithstanding the foregoing, the sale, assignment or other transfer of the Share by the Member (and any resignation by the Member) shall not cause the dissolution of the Company.

(ii).	Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article 12.

(iii).	Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 12.E below.

(iv).	Upon dissolution of the Company, the Managers may cause any part or all of the assets of the Company to be sold in such manner as the Managers shall determine in any effort to obtain the best prices for such assets; provided, however, that the Managers may distribute assets of the Company in kind to the Member in accordance with the respective number of Shares held by the Member to the extent practicable.

B. Distribution of Assets upon Dissolution. On dissolution, the assets of the Company shall be paid in the following order:

(i)	First, to creditors; and

(ii)	Second, any remainder shall be distributed to the Member.

C. Cancellation of Certificate. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Member, a certificate of cancellation shall be executed on behalf of the Company by the Managers or the Member and shall be filed with the Secretary of State of Delaware, and the Managers and Member shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

12. Bank Accounts. The Managers may cause the Company to open and maintain bank accounts, and all funds of every kind and nature received by the Company may be deposited in such accounts. Signatories for such accounts shall be authorized from time to time by the Managers.

14. Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

15. Duties of Officers. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the DGCL.

16. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liability of the Company, and neither the Member, the Managers nor any Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager or Officer of the Company.

17. Books and Records. The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Board. Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company and the Managers and Officers on behalf of the Company, shall not have the right to keep confidential from Member any information that the Officers would otherwise be permitted to keep confidential form Member pursuant to Section 18-305(c) of the Act.

18. Exculpation and Indemnification.

A. Neither Member, nor any Manager, Officer, employee or agent of the Company and no employee, representative, agent or Affiliate of Member (collectively, the “Covered Persons”) shall be liable to the Company or any other person who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement. Affiliate for purposes of this section means, with respect to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

B. To the fullest extent permitted by applicable law, Member, any Manager or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement; provided, however, that any indemnity under this Section 20 shall be provided out of and to the extent of Company assets only, and Member shall have no personal liability on account thereof.

C. To the fullest extent permitted by applicable law, expenses (including, without limitation, legal fees) incurred by Member, and each Manager or Officer defending any claim, demand, action, suit or proceeding for which such Covered Person claims indemnification hereunder shall, from time to time, be advanced by the company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

D. The Company shall indemnify and advance expenses to any Covered Person other than Member, Manager or Officer in the manner and to the same or a lesser extent than it shall indemnify a Member, Manager or Officer under subsection B or subsection C., respectively, of this Section 20.

E. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including, without limitation, information, opinion, reports or statements as to the value and amount of the assets and liabilities.

F. To the extent that, at law or in equity, a Covered Person has duties (including, without limitation, fiduciary duties) and liability relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by Member to replace such other duties and liabilities of such Covered Person.

G. The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

19. Bankruptcy of Member. Member shall not cease to be a member of the Company if: (i) Member makes an assignment for the benefit of creditors; (ii) Member files a voluntary petition in bankruptcy; (iii) Member is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding; (iv) Member files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statue, law or regulation; (v) Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; or (vi) Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the member or of all or any substantial part of its properties.

20. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement, which are valid, enforceable and legal.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

22. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written executed agreement.

IN WITNESS WEHREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement effective as of December 30, 2011.

DELPHI HOLDFI UK LIMITED

/s/ David M. Sherbin
Name: David M. Sherbin
Title: “A” Director

Exhibit A

Ledger

Member	Contribution
DELPHI HOLDFI UK LIMITED	Promissory Note in the amount of $200 million